Exhibit 99.4

KPMG LLP

Suite 1200	Telephone 210 277 9272
300 Convent	Fax 210 224 0128
San Antonio, TX 78205

February 7, 2004

Ms. Olivia F. Kirtley

Chair of the Audit Committee

Lancer Corporation

6655 Lancer Boulevard

San Antonio, TX 78219

Dear Ms. Kirtley:

This is in response to your letter of February 5 in which you present three issues in connection with the anticipated filing of the Form 8-K of Lancer Corporation (the “Company”).

As to the first issue, we refer you back to our letter of February 2 in which we told you that the likely illegal acts are those that “have been the subject of special investigations conducted by the Audit Committee.”

As to the second issue, we refer you to your investigative report and to the provisions as to materiality set forth in section 10A(b)(1)(A)(ii) of the Securities Exchange Act of 1934.

As to the third issue, we refer you back to our letter of February 4 in which we told you that “the accounting for the Company’s revenue recognition in connection with its sales of equipment to Coca-Cola North America Fountain in the years ended December 31, 2001 and 2002 is not correct.”  While there may be additional accounting issues suggested by the Audit Committee report, we have not at present been able to draw a conclusion as to those.

We have earlier advised Audit Committee counsel and you that we were not prepared to accept that certain investigative conclusions were supported by the facts set forth in the Audit Committee’s report.  We accordingly believe that the transmittal of such conclusions to shareholders in the Company’s press release of January 30 and subsequent press statements constituted one of a series of failures to take timely and appropriate remedial actions and a likely illegal act.

Very truly yours,

/s/ KPMG LLP
KPMG LLP